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                                                                    Exhibit 99.1


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                OF PEAPOD, INC.

          Peapod, Inc. (the "Corporation") a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

          FIRST: The Board of Directors of the Corporation, by unanimous written consent, duly adopted a resolution proposing and approving the following amendments to the Restated Certificate of Incorporation of the Corporation and directing that it be submitted to the stockholders of the Corporation at the annual meeting of the stockholders to consider and adopt the same:

          1. The first paragraph of Article FOURTH is hereby amended and restated in its entirety to read as follows:

              "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares shall be Common Stock with a par value of $.01 per share (the "Common Stock") and of which 10,000,000 shares shall be Preferred Stock with a par value of $.01 per share, issuable in series (the "Preferred Stock");"

          2. The second and third paragraphs of Article FOURTH are hereby deleted in their entirety.

          3. Subsection 1 of Article FOURTH Section (B) is hereby amended and restated in its entirety to read as follows:

              "1.  Authorization.  The Board of Directors of the Corporation is
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          authorized to issue the Preferred Stock in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Restated Certificate of Incorporation or in any Certificate of Designation (as defined below), different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes."

          4. Subsections 3 (Liquidation, Dissolution or Winding Up) and Subsection 4 (Voting Rights) of Article FOURTH Section (B) are hereby deleted in their entirety.

          SECOND: Pursuant to a resolution of the Board of Directors, at the annual meeting of stockholders of the Corporation duly called and held on June 30, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of the outstanding shares of common stock of the Corporation
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entitled to vote on such amendment by the General Corporation Law of the State of Delaware and the Restated Certificate of Corporation were voted in favor of such amendment.

          THIRD: The amendments to the Restated Certificate of Incorporation were duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware, including Section 242.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30/th/ day of June, 2000 by Andrew Parkinson, its Chairman, and attested to by Dan Rabinowitz, its Secretary, who hereby acknowledge their signatures as the act and deed of this Corporation.

                                             By:/s/Andrew B. Parkinson
                                             Its: Chairman

Attest:


By:/s/Dan Rabinowitz
Its: Secretary

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